UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2010 FINANCIAL RESULTS

Fourth-quarter diluted earnings per share improved to $0.15 in 2010 from loss of $0.07 last year;
Full-year diluted earnings per share increased 29.6 percent to $0.92 in 2010 as compared to $0.71 in 2009

Fort Lauderdale, Fla., April 1, 2011 - Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, reported net income of $6.2 million, or $0.15 per diluted share, in the fourth quarter of 2010, compared to a net loss of $2.8 million, or $0.07 per diluted share, for the same period in 2009.  For the full year of 2010, the Company reported net income of $37.0 million, or $0.92 per diluted share, compared to $28.8 million, or $0.71 per diluted share, for the full year of 2009.

Fourth-Quarter 2010 Results
Net income and diluted earnings increased $9.0 million and $0.22 per share, respectively, for the 2010 fourth quarter compared to the same period last year.  The improvement in operating results is primarily attributable to an increase in net premiums earned, and to a lesser degree, lower operating costs and expenses.  Net realized gains on investments, which were partially offset by net unrealized losses on investments, also positively contributed to overall financial results.  The improved profitability was moderated by state-mandated wind mitigation credits within the state of Florida, and lower foreign currency transaction gains.

Homeowners’ and dwelling fire insurance policies serviced by Universal Property & Casualty Insurance Company (UPCIC), the Company’s wholly-owned subsidiary, and the related direct premiums written, increased during the fourth quarter of 2010 compared to the same period of 2009.  Fourth-quarter 2009 premium rate increases in Florida, which were 14.6 percent statewide for UPCIC’s homeowners’ program and 14.8 percent statewide for its dwelling fire policies, increased premiums and improved profitability in 2010.  During the fourth quarter, UPCIC also continued to recoup a portion of the $4.1 million Florida Insurance Guaranty Association (FIGA) assessment incurred in 2009.

During the 2010 fourth quarter, UPCIC’s policy count continued to grow.  At December 31, 2010, UPCIC serviced approximately 584,000 homeowners’ and dwelling fire insurance policies, up from 576,000 policies at September 30, 2010, and 541,000 policies at December 31, 2009.  The increase in the number of policies in-force is the result of strengthened relationships with existing agents, an increase in the number of new agents, as well as continued expansion within Florida, South Carolina, North Carolina, and Hawaii.  Within South Carolina, North Carolina, and Hawaii, UPCIC had approximately 9,500 policies totaling approximately $13.0 million of in-force premiums at December 31, 2010.

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UIH Q4 and Full Year 2010 Results

Net premiums earned increased 39.0 percent in the fourth quarter of 2010 compared to the same quarter in 2009, primarily as a result of greater net premiums written, which were positively affected by policy count growth and the fourth-quarter 2009 premium rate increases in Florida.

Fourth-quarter 2010 operating costs and expenses were lower compared to the fourth quarter of last year, as losses and loss adjustment expenses (LAE) decreased 5.2 percent, and general and administrative expenses decreased 4.2 percent.  The decrease in losses and LAE is related to lower adverse loss and LAE development in the 2010 fourth quarter as compared to the same quarter in 2009.  The decrease was mitigated by the servicing of additional policies due to the growth in policy count on a year-over-year basis.  The decrease in general and administrative expenses was primarily attributable to the FIGA assessment expense of $4.1 million in the fourth quarter of 2009, which did not recur in the fourth quarter of 2010, and a decrease in the Company’s own insurance expenses.  The decreased expenses were partially offset by increased compensation expense as a result of business growth.  Additionally, the Company had higher policy acquisition costs.

At December 31, 2010, stockholders’ equity increased to $139.8 million from $137.3 million at September 30, 2010, and $113.3 million at December 31, 2009, representing growth of 1.8 percent and 23.4 percent, respectively.

Investment Portfolio Update
For the fourth quarter of 2010, net realized gains on investments were $15.8 million while net unrealized losses on investments were $4.5 million.  As of December 31, 2010, the Company’s investments in trading securities totaled $224.5 million, compared to trading securities of $101.9 million at September 30, 2010.  At December 31, 2010, approximately 58.0 percent of the investments in trading securities were in debt securities and 42.0 percent were in equity securities.

Full-Year 2010 Results
For the full year of 2010, the Company’s net income and diluted earnings per share increased 28.5 percent and 29.6 percent, respectively, as compared to the full year of 2009.  The improvement in operating results is primarily attributable to an increase in net premiums earned.  Net realized and net unrealized gains on investments also positively contributed to overall financial results.  The improved profitability was moderated by state-mandated wind mitigation credits within the state of Florida, lower foreign currency transaction gains, and increased operating costs and expenses.

Net premiums earned increased 20.3 percent for the full year of 2010 compared to the same period of 2009, primarily as a result of greater net premiums written as previously discussed.  Meanwhile, full-year 2010 operating costs and expenses were higher compared to the full year of 2009, as losses and LAE increased 6.8 percent and general and administrative expenses increased 10.2 percent.  The increase in losses and loss adjustment expenses is related to the servicing of additional policies due to the growth in policy count on a year-over-year basis.  The increase in general and administrative expenses was due to several factors including an increase in direct commissions in correlation with the increase in direct premiums written, partially offset by an increase in ceded commissions paid.

 UIH Q4 and Full Year 2010 Results

Also, there was an increase in state taxes on premiums which was directly related to the increase in written premiums.  Additionally, compensation expense increased as a result of business growth.

Cash Dividend
On January 6, 2011, Universal’s board of directors declared a cash dividend of $0.10 per share payable on April 7, 2011, to shareholders of record as of March 11, 2011.

Premium Rate Update
On February 3, 2011, UPCIC received approval of a rate increase for its homeowners’ insurance program within the state of Florida.  The rate increase will result in an average premium increase of approximately 14.9 percent statewide.  The effective dates for the rate increase are February 7, 2011, for new business and March 28, 2011, for renewal business.  UPCIC expects the approved premium rate increases to have a favorable effect on premiums written and earned in future months as new and renewal policies are written at the higher rates.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements.  For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010.

Investor Contact:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

 UIH Q4 and Full Year 2010 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three
	Months Ended December 31,
	2010	2009
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$145,527,692	$126,060,931
Ceded premiums written	(109,282,730)	(99,866,092)
Net premiums written	36,244,962	26,194,839
Decrease in net unearned premium	10,692,431	7,566,760
Premiums earned, net	46,937,393	33,761,599
Net investment income	615,660	68,592
Net realized gains on investments	15,798,303	10,586,364
Net unrealized losses on investments	(4,527,273)	–
Net foreign currency gains on investments	321,613	651,474
Commission revenue	4,425,897	4,804,261
Policy Fees	3,149,121	2,941,100
Other revenue	1,386,871	1,178,547

Total premiums earned and other revenues	68,107,585	53,991,937

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	35,498,745	37,437,583
General and administrative expenses	20,658,946	21,557,002

Total operating costs and expenses	56,157,691	58,994,585

INCOME BEFORE INCOME TAXES	11,949,894	(5,002,648)

Income taxes, current	7,838,881	(632,980)
Income taxes, deferred	(2,084,562)	(1,566,058)
Income taxes, net	5,754,319	(2,199,038)

NET INCOME	$6,195,575	$(2,803,610)

Basic net income per common share	$0.17	$(0.08)
Weighted average of common shares
outstanding - Basic	39,229,452	37,667,023

Fully diluted net income per share	$0.15	$(0.07)
Weighted average of common shares
outstanding - Diluted	40,232,650	40,762,734

Cash dividend declared per common share	$0.10	$0.20

	For the Three Months Ended December 31,
	2010	2009
Comprehensive Income:
Net income	$6,195,575	$(2,803,610)
Change in net unrealized gains on investments, net of tax	(5,437)	(4,052,085)

Comprehensive Income	$6,190,138	$(6,855,695)

 UIH Q4 and Full Year 2010 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2010	2009
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$666,309,262	$562,671,620
Ceded premiums written	(466,694,053)	(428,384,278)
Net premiums written	199,615,209	134,287,342
(Increase) decrease in net unearned premium	(29,172,312)	7,366,383
Premiums earned, net	170,442,897	141,653,725
Net investment income	992,235	1,453,599
Net realized gains on investments	27,691,623	24,175,045
Net unrealized gains on investments	1,753,919	-
Net foreign currency gains on investments	1,122,603	6,808,419
Commission revenue	17,894,967	16,984,447
Policy Fees	15,149,369	14,174,000
Other revenue	4,875,619	5,392,894

Total premiums earned and other revenues	239,923,232	210,642,129

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	113,355,475	106,133,135
General and administrative expenses	64,289,954	58,346,170

Total operating costs and expenses	177,645,429	164,479,305

INCOME BEFORE INCOME TAXES	62,277,803	46,162,824

Income taxes, current	26,854,322	15,494,732
Income taxes, deferred	(1,560,281)	1,880,794
Income taxes, net	25,294,041	17,375,526

NET INCOME	$36,983,762	$28,787,298

Basic net income per common share	$0.95	$0.76
Weighted average of common shares
outstanding - Basic	39,113,302	37,617,885

Fully diluted net income per share	$0.92	$0.71
Weighted average of common shares
outstanding - Diluted	40,249,677	40,471,524

Cash dividend declared per common share	$0.32	$0.54

	For the Years Ended December 31,
	2010	2009
Comprehensive Income:
Net income	$36,983,762	$28,787,298
Change in net unrealized gains on investments, net of tax	(563,654)	538,820

Comprehensive Income	$36,420,108	$29,326,118

 UIH Q4 and Full Year 2010 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2010	2009
Cash and cash equivalents	$147,585,464	$192,924,291
Investment securities:
Trading securities, at fair value (amortized cost - $222,519,390 in 2010 and $0 in 2009)	224,532,404	-
Available-for-sale securities, at fair value (amortized cost - $0 in 2010 and $113,832,760 in 2009)	-	114,797,010
Prepaid reinsurance premiums	221,085,933	200,294,241
Reinsurance recoverables	79,551,875	91,816,433
Premiums receivable, net	43,622,606	37,363,110
Receivable from securities	17,555,961	6,259,973
Other receivables	2,863,757	5,068,367
Income taxes recoverable	-	3,211,874
Property and equipment, net	5,406,766	4,535,751
Deferred policy acquisition costs, net	9,445,679	9,464,624
Deferred income taxes	13,447,953	11,894,289
Other assets	1,131,842	617,337
Total assets	$766,230,240	$678,247,300

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$158,928,837	$127,197,753
Unearned premiums	328,334,547	278,370,544
Advance premium	19,839,740	17,078,558
Accounts payable	3,767,293	3,172,626
Bank overdraft	23,030,315	20,297,061
Reinsurance payable, net	37,946,484	73,104,595
Income taxes payable	8,282,030	368,968
Other accrued expenses	23,149,602	20,750,385
Long-term debt	23,161,764	24,632,353
Total liabilities	626,440,612	564,972,843

Commitments and Contigencies (Note 16)
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock, $.01 par value	1,077	1,087
Authorized shares - 1,000,000
Issued shares - 107,690 and 108,640
Outstanding shares - 107,690 and 108,640
Minimum liquidation preference - $287,240 and $288,190
Common stock, $.01 par value	404,069	402,146
Authorized shares - 55,000,000
Issued shares - 40,406,751 and 40,214,884
Outstanding shares - 39,387,998 and 37,774,765
Treasury shares, at cost - 1,018,753 and 1,809,119 shares	(3,109,255)	(7,948,606)
Common stock held in trust, at cost - 0 and 631,000 shares	-	(511,110)
Additional paid-in capital	33,674,697	36,666,914
Accumulated other comprehensive income, net of taxes	-	563,654
Retained earnings	108,819,040	84,100,372
Total stockholders' equity	139,789,628	113,274,457
Total liabilities and stockholders' equity	$766,230,240	$678,247,300